Exhibit 10.59

FIRST AMENDED AND RESTATED
RADIOSHACK CORPORATION
OFFICER’S SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN

RadioShack Corporation, a Delaware corporation ("RadioShack"), hereby amends and restates, effective as of December 31, 2008, the RadioShack Corporation Officer’s Supplemental Executive Retirement Plan (the “Plan”) in order to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, all “section” or “Code” references are to the Code and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

RadioShack intends that this Plan, as amended and restated, applies solely to compensation earned or vested on or after January 1, 2005, including any earnings thereon, to the extent such compensation was not paid or distributed prior to December 31, 2008.  Further, it is the intent of the RadioShack that this Plan, as amended and restated, shall have no effect whatsoever on any benefits earned and vested on or before December 31, 2004, including any earnings thereon, and the parties intend that such benefits remain exempt from Code section 409A.

ARTICLE ONE

PURPOSE

Section 1.1                                The purpose of this Plan is to enable RadioShack Corporation and its subsidiaries to provide key executive personnel certain death and retirement benefits.

ARTICLE TWO

DEFINITIONS

Section 2.1                                Beneficiary.  The recipient(s) designated (in accordance with Article Seven) by a Participant in the Plan to whom benefits are payable following his death.

Section 2.2                                Benefit Service Year.  The service that is used to determine a Participant’s Plan Benefit under this Plan.  Each Participant shall be granted one-twelfth of a year of Benefit Services Year for each full or partial calendar month of his employment with RadioShack commencing on the date of his appointment as an officer of RadioShack and ending with the date termination of employment with RadioShack or the cessation of service as an officer of RadioShack, whichever shall first occur.  Determination of Benefit Service Years shall be subject to the following:

(i)  Separate years of Participant’s service with RadioShack as an officer shall be aggregated for purposes of determining Benefit Service Years.

(ii)  A Participant’s authorized Leave of Absence will not interrupt continuing of employment of a Participant as an officer for purposes of the Plan.

Section 2.3                                Benefit Service Years Credit. A Participant’s Benefit Service Years Credit shall be equal to 2.5% multiplied by the Participant’s Benefit Service Years.  In no event shall a Participant’s Benefit Service Years Credit exceed 50%.

Section 2.4                                Change in Control.  For purpose of the Plan, a “Change in Control” shall mean any of the following events:

(a)           An acquisition (other than directly from RadioShack (the “Company” for purposes of this definition)) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)           The individuals who, as of January 1, 2006, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           The consummation of:

(i)           A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless

(A) the stockholders of the Company, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

A transaction described in clauses (A) through (C) shall herein be referred to as a “Non-Control Transaction.”

(ii)           A complete liquidation or dissolution of the Company; or

(iii)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of the Company’s assets being owned by one or more subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business  Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies  the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.

Notwithstanding the foregoing, for purposes of Section 5.3 hereof, the second (but not the first) sentence in Section 8.5(a) hereof, and for purposes of Sections 8.5(b) and 8.6 hereof, a Change in Control shall occur with respect to a Participant only upon the occurrence of an event that both (a) constitutes a Change in Control under the above definition and (b) constitutes a change in control event for purposes of Code section 409A.

Section 2.5                                Committee.  The Management Development and Compensation Committee (or any successor committee under any different name) of the Board of Directors of RadioShack.

Section 2.6                                Disability.  A physical or mental condition which, in the sole opinion of the Committee, totally and permanently, prevents a Participant from substantially performing duties for which such Participant is suited to perform either by education or training, or if such Participant is on a Leave of Absence when such condition develops, substantially performing duties for which such Participant is suited to perform either by education or training.  A determination that Disability exists shall be based upon competent medical evidence satisfactory to the Committee.  The date that any person’s Disability occurs shall be deemed to be the date such condition is determined to exist by the Committee.

Section 2.7                                Employee.  A regular full-time executive employee of RadioShack serving as either a RadioShack Corporate, RadioShack Division or RadioShack subsidiary officer.

Section 2.8   Highest Average Plan Compensation.  The average annual Plan Compensation earned by the Participant for the five consecutive highest-paid Plan years while a Participant. This average shall be computed by dividing the total of the Participant’s Plan Compensation for such five Plan Years by the number of years in such five Plan Years for which the Participant had Plan Compensation.

Section 2.9                                Leave of Absence.  Any period during which:

(a)           an Employee is absent with the prior consent of RadioShack, which consent shall be granted under uniform rules applied to all Employees on a nondiscriminatory basis, but only if such person (i) is an Employee immediately prior to the commencement of such period of authorized absence and resumes employment with

RadioShack not later than the first working day following the expiration of such period of authorized absence or (ii) enters into a contract with RadioShack prior to the absence which provides a right for the Employee to return to work following the Leave of Absence, upon such terms and conditions as RadioShack may provide in its sole discretion.  For purposes of clarification, nothing in this Section 2.9(a) shall obligate or require RadioShack to enter into any contract with any Employee or other person; or

(b)           an Employee who is on “qualified military service” as defined under the Uniformed Services Employment and Reemployment Rights Act of 1994, but only if such person is an Employee immediately prior to his qualified military service and resumes employment with RadioShack within the period during which his reemployment rights are guaranteed by law.

Section 2.10  Monthly Plan Benefit Amount.  A monthly amount equal to the Participant’s Plan Benefit, as may be adjusted pursuant to Section 5.1(b) or (c) or Sections 5.2, 8.4, or 8.5 divided by 120.

Section 2.11                                Participant.  An Employee who has been selected by the Committee and has accepted a Plan Agreement as provided in Article Three.

Section 2.12                                Plan Agreement.  The agreement between RadioShack and a Participant, entered into in accordance with Article Three, as may be amended from time to time hereunder.

Section 2.13                                Plan Year.  The twelve month period beginning on January 1 and ending December 31, commencing with calendar year January 1, 1998 through December 31, 1998.

Section 2.14                                Plan Benefit.  An amount equal to the Participant’s Benefit Service Years Credit multiplied by the Participant’s Highest Average Plan Compensation multiplied by 10.

Section 2.15                                Plan Compensation.  The Participant’s annual base salary and any annual bonus earned by the Participant during a Plan Year.  Plan Compensation shall include any portion of the Participant’s base salary and bonus that is not includible in taxable income because of a deferral election under any plan maintained by RadioShack.

Section 2.16                                RadioShack.  RadioShack Corporation, a Delaware corporation, and those subsidiary corporations in which RadioShack owns at least  fifty one percent (51%) of the total combined voting power of all classes of stock entitled to vote.

Section 2.17                                RadioShack Subsidiary.  Any corporation in which RadioShack owns at least fifty one percent (51%) of the total combined voting power of all classes of stock entitled to vote.

Section 2.18                                Retirement.  The following classifications of Retirement as referred to in this Plan are as follows:

(a)           Early Retirement.  A Participant’s voluntary election to terminate employment, as opposed to an involuntary termination by RadioShack, on or after attaining age fifty five (55) but prior to attaining age sixty-five (65).

(b)           Normal Retirement.  A Participant's termination from employment with RadioShack upon attaining age sixty five (65).

(c)           Late Retirement.  A Participant's termination from employment with RadioShack after attaining age sixty five (65).”

For this purpose, a Participant’s termination from employment will occur on the date of the Participant’s Separation from Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be the date of Retirement.

Section 2.19                                Separation from Service.  A Participant’s “separation from service” from RadioShack shall fall within the meaning set forth in Code section 409A.

ARTICLE THREE

SELECTION OF PARTICIPANTS AND
AGREEMENT TO PARTICIPATE

Section 3.1                                Existing Participants.   The Plan is in addition to the RadioShack Corporation Officer’s Deferred Compensation Plan, the Salary Continuation Plan for Executive Employees of RadioShack Corporation, the Special Compensation Plan No.1 for RadioShack Corporation Executive Officers, and the Special Compensation Plan No. 2 for RadioShack Corporation Executive Officers (collectively, the “Salary Continuation Plans”).  The Salary Continuation Plans have certain participants who, as of December 31, 2005, have been selected by the Committee, in its sole, absolute and exclusive discretion, to be Plan Participants and to have their benefits transferred from the respective Salary Continuation Plans to the Plan by virtue of new Plan Agreements. Upon execution of new Plan Agreements, these Participants will no longer be participants in their respective Salary Continuation Plans and will be Plan Participants.

Section 3.2                                New Participants.  On and after January 1, 2006, the Committee, in its sole, absolute and exclusive discretion, shall select, from among the key executive employees of RadioShack who are serving as either a RadioShack Corporate, RadioShack Division or a RadioShack Subsidiary officer, candidates for participation in the Plan.

ARTICLE FOUR

NO FUNDING OF PLAN BENEFITS

Section 4.1                                All benefits under the Plan or a Plan Agreement represent an unsecured promise to pay by RadioShack Corporation. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of RadioShack Corporation resulting in the Participants having no greater rights than RadioShack Corporation’s general creditors; provided, however, nothing herein shall prevent or prohibit RadioShack Corporation from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan or Plan Agreement.

ARTICLE FIVE

BENEFITS PAYABLE TO PARTICIPANTS AND
TO BENEFICIARIES OF PARTICIPANTS

Section 5.1                                Subject to the terms and conditions of the Plan, upon the Retirement of a Participant, RadioShack agrees to pay to Participant a Retirement benefit as follows:

(a)           Normal Retirement.  If a Participant retires at the date of Normal Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Normal Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit, such sum to be paid as set forth in Section 5.3 hereof.

(b)           Early Retirement.  If a Participant retires at a time that constitutes an Early Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Early Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit, reduced by five percent (5%) per year for each year that Early Retirement precedes the date of Normal Retirement.  Such year shall be a fiscal year beginning on the date a Participant attains age fifty-five (55).  Any reduction for a part of a year shall be prorated on a daily basis assuming a 365-day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

(c)           Late Retirement.  If a Participant retires at a date that constitutes Late Retirement, then RadioShack agrees to pay to Participant or to the designated Beneficiary of Participant in the event of the death of Participant prior to the termination of payment of Late Retirement benefits hereunder, all from its general assets, an amount equal to such Participant’s Plan Benefit, reduced by a percentage determined as follows:

Age on Date of	Percent of Reduction
Late Retirement	of Plan Benefit Amount

66	0%
67	0%
68	0%
69	0%
70	0%
71	20%
72	40%
73	60%
74	80%
75	100%

The percent of reduction of a Participant’s Plan Benefit shall be measured on a fiscal year beginning on the date of Participant’s date of birth and shall commence on the day after the date a Participant attains age 70, and any reduction for a part of a year shall be prorated on a daily basis at the applicable percentage assuming a 365-day year.  Such amount shall be paid as set forth in Section 5.3 hereof.

Section 5.2                                Subject to the terms and conditions of the Plan, upon the death of a Participant, but only if the Participant is an Employee of RadioShack at his death (except as set forth in Section 5.2(b) below) and is not being paid benefits pursuant to a Plan Agreement at such time, RadioShack agrees to pay to his Beneficiary from its general assets an amount equal to such Participant’s Plan Benefit. Such amount shall be paid as set forth in Section 5.3 hereof with respect to such benefits; however, it is further provided that:

(a)           if a Participant dies while an Employee of RadioShack after the date of his Normal Retirement, then the amount payable to his Beneficiary upon a Participant’s death shall be reduced as set forth in Section 5.1(c) hereof; and

(b)           the death of a Participant within the first year after involuntary termination of employment with RadioShack as provided in Section 8.6 shall not defeat the right of such Participant’s Beneficiary to receive benefits under this Section 5.2 so long as an event described in Section 8.5(a) or (b) occurs within one year of the date of termination of the Participant’s employment.

Section 5.3                                Except as provided in Section 8.5, the Plan Benefit due and payable to a Participant or his Beneficiary, as the case may be, upon the Normal Retirement, Early Retirement, or the Late Retirement of a Participant, or upon the death of a Participant, shall be paid in one hundred twenty (120) equal monthly installments in an amount equal to the Participant’s Monthly Plan Benefit Amount, commencing on the first business day of the seventh month following the date of the Participant’s Retirement or, if earlier, on the date of the Participant's death.  Notwithstanding the foregoing, in the event of a Change in Control, amounts payable to a Participant or his Beneficiary shall be paid in the amount and manner specified in Sections 8.5 and 8.6.

Section 5.4                                Until actually paid and delivered to the Participant or to the Beneficiary entitled to same, none of the benefits payable by RadioShack under this Plan or any Plan Agreement shall be liable for the debts or liabilities of either the Participant or his Beneficiary, nor shall the same be subject to seizure by any creditor of the Participant or his

Beneficiary under any writ or proceeding at law, in equity or in bankruptcy.  Further, no Participant or Beneficiary shall have power to sell, assign, transfer, encumber, or in any manner anticipate or dispose of the benefits to which he is entitled or may become entitled under the Plan or any Plan Agreement.

Section 5.5

(a)           During the period that Participant is receiving benefits under a Plan Agreement and for one (1) year after cessation of payment of benefits, Participant agrees that he will not, either directly or indirectly, within the United States of America or in any country of the world that RadioShack (or a RadioShack Subsidiary) or one of its dealers or franchisees sells Consumer Electronic Products (as hereinafter defined) at retail, own, manage, operate, join, control, be employed by, be a consultant to, be a partner in, be a creditor of, engage in joint operations with, be a stockholder, officer or director of any corporation, sole proprietorship or business entity of any type, or participate in the ownership, management, direction, or control or in any other manner be connected with, any business selling Consumer Electronic Products at retail which is at the time of Participant’s engaging in such conduct competitive with such products sold by RadioShack except as a stockholder owning less than five percent (5%) of the shares of a corporation whose shares are traded on a stock exchange or in the over-the-counter market by a member of the National Association of Securities Dealers.  “Consumer Electronic Products” are those type of products sold at the retail level to the ultimate customer as are advertised by RadioShack.  The manufacture of Consumer Electronic Products or the sale of Consumer Electronic Products at levels of distribution other than the retail level is not considered a violation of this covenant.

(b)           In the event that a Participant engages in any of the activities described in Section 5.5(a), RadioShack will give notice to the Participant specifying in detail the alleged violation of Section 5.5(a).  Participant will be allowed ninety (90) days to cure such default.  If the Committee feels there is continuing competition, then, without any further notice or opportunity to cure, and upon determination by the Committee that such a Participant is engaged in such activities, such Committee’s decision to be conclusive and binding upon all concerned, and notwithstanding any other provisions of the Plan or of the Plan Agreement with such Participant, RadioShack’s obligation to a Participant to pay any benefits hereunder shall automatically cease and terminate and RadioShack shall have no further obligation to such Participant or Beneficiary pursuant to the Plan or the Plan Agreement.  RadioShack may also enforce this provision by suit for damages which shall include but not be limited to all sums paid to Participant hereunder, or for injunction, or both.

Section 5.6                                RadioShack may liquidate out of the interest of a Participant hereunder, but only as Retirement or death benefits become due and payable hereunder, any outstanding loan or loans or other indebtedness of Participant made in the ordinary course of the employment relationship, provided that (i) the entire amount of reduction in such benefit in any taxable year of RadioShack shall not exceed $5,000, and (ii) the reduction shall be made at the same time and in the same amount as the loan or other indebtedness otherwise would have been due and collected from the Participant.

Section 5.7                                Subject to termination or amendment of the Plan, Plan Agreement, or both, and subject to the requirements of Code section 409A, a Participant's participation in the Plan shall continue during his Disability or his taking a Leave of Absence notwithstanding the status of the Participant’s employment with RadioShack.  Subject to the requirements of Code section 409A, a Participant who is Disabled or on Leave of Absence shall notify RadioShack of his date of Retirement in such manner as may be specified by RadioShack.  Such notice shall be deemed to be received when actually received by RadioShack in the manner specified.

Section 5.8                                Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate or delay the payment of any benefits under the Plan under the circumstances, and to the extent, required or permitted by Code section 409A.

ARTICLE SIX

AMENDMENTS OF PLAN AGREEMENTS

Section 6.1                                The Committee may enter into amendments to the Plan Agreement with any Participant for the purpose of amending any provision of this Plan as it might apply to a Participant.  In such cases, the acceptance of an amendment by a Participant is voluntary and until the amended Plan Agreement has been submitted to and accepted by him, it shall not be effective.

ARTICLE SEVEN

BENEFICIARIES OF PARTICIPANTS

Section 7.1                                At the time of his acceptance of a Plan Agreement, a Participant shall be required to designate the Beneficiary to whom benefits under the Plan and his Plan Agreement will be payable upon his death.  A Beneficiary may be one (1) or more persons or entities, such as dependents, persons who are natural objects of the Participant’s bounty, an inter vivos or testamentary trust, or his estate.  Such Beneficiaries may be designated contingently or successively as the Participant may direct.  The designation of his Beneficiary shall be made by the Participant on a Beneficiary Designation Form to be furnished by the Committee and filed with it.

Section 7.2                                A Participant may change his Beneficiary, as he may desire, by filing new and amendatory Beneficiary Designation Forms with the Committee.

Section 7.3                                In the event a Participant designates more than one (1) Beneficiary to receive benefit payments simultaneously, each such Beneficiary shall be paid such proportion of such benefits as the Participant shall have designated.  If no such percentage designation has been made, then payments shall be made to each such Beneficiary in equal shares.

Section 7.4                                If the designated Beneficiary dies before the Participant in question and no Beneficiary was successively named, or if the designated Beneficiary dies before complete payment of the deceased Participant’s benefits have been made and no Beneficiary was successively named, the Committee shall direct that such benefits (or the balance thereof) be paid to those persons who are the deceased Participant’s heirs-at-law determined in accordance with the laws of descent and distribution in force at the date hereof in the State of Texas for separate personal property, such determination to be made as though the Participant had died intestate and domiciled in Texas.  Such benefits (or the balance thereof) shall be paid at the time and in the form otherwise provided for in the Plan.

Section 7.5                                Whenever any person entitled to payments under this Plan shall be a minor or under other legal disability or in the sole judgment of the Committee shall otherwise be unable to apply such payments to his own best interest and advantage (as in the case of illness, whether mental or physical, or where the person not under legal disability is unable to preserve his estate for his own best interest), the Committee may in the exercise of its discretion direct all or any portion of such payments to be made in any one or more of the following ways unless claims shall have been made therefor by an existing and duly appointed guardian, conservator, committee or other duly appointed legal representative, in which event payment shall be made to such representative:

(a)           directly to such person unless such person shall be an infant or shall have been legally adjudicated incompetent at the time of the payment;

(b)           to the spouse, child, parent or other blood relative to be expended on behalf of the person entitled or on behalf of those dependents as to whom the person entitled has the duty of support;

(c)           to a recognized charity or governmental institution to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support; or

(d)           to any other institution, approved by the Committee, to be expended for the benefit of the person entitled or for the benefit of those dependents as to whom the person entitled has the duty of support.

The decision of the Committee will, in each case, be final and binding upon all persons and the Committee shall not be obligated to see to the proper application or expenditure of any payments so made.  Any payment made pursuant to the power herein conferred upon the Committee shall operate as a complete discharge of the obligations of RadioShack and of the Committee.

Section 7.6                                If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated or the Committee may direct RadioShack to bring a suit for interpleader in any appropriate court, pay any amounts due into the court, and RadioShack shall have the right to recover its reasonable attorney’s fees from such proceeds so paid or to be paid.  Any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Committee and RadioShack from all further obligations with respect to such payments.  In acting under this provision, the Committee, where appropriate, shall take all steps necessary to ensure that any delay in payment to a Beneficiary complies with the requirements of Treas. Reg. section 1.409A-3(g) including, where payments are withheld, by making any required payments by no later than the end of the year in which the matter is finally adjudicated.

ARTICLE EIGHT

TERMINATION OF PARTICIPATION

Section 8.1                                Except as provided in Sections 5.2(b), 8.4, 8.5, 8.6, 10.1, and 10.2 hereof, termination of a Participant’s employment with RadioShack other than by reason of Retirement or death, whether by action of RadioShack or the Participant’s resignation, shall terminate the Participant’s participation in the Plan (for the sake of clarity, a cessation of active employment during a period of a Leave of Absence (including as a result of a Disability) will not be deemed a termination of employment for purposes of this sentence, unless such cessation results in a Separation from Service).  Neither the Plan nor the Plan Agreement shall in any way obligate RadioShack to continue the employment of a Participant, nor will either limit the right of RadioShack to terminate a Participant’s employment at any time, for any reason, with or without cause.

Section 8.2                                Except as provided in Sections 8.4, 8.5, 8.6, 10.1 and 10.2 hereof, participation in the Plan by a Participant shall also terminate if the Plan or his Plan Agreement is terminated by RadioShack in accordance with Article Ten.

Section 8.3                                Except as provided in Sections 8.4, 8.5, 8.6, 10.1, and 10.2 hereof, upon termination of a Participant’s participation in the Plan, all of RadioShack’s obligations to the Participant and his Beneficiary under the Plan and Plan Agreement and each of them, shall terminate and be of no further effect.

Section 8.4                                Except as provided in Sections 8.5, 8.6, 10.1 and 10.2, if a Participant’s participation in the Plan is terminated, by:

(a)           termination of the Plan;

(b)           termination of a Plan Agreement; or

(c)           termination of employment for any reasons other than

(i)           death or Retirement, which shall be governed by Article Five, or

(ii)           dishonest or fraudulent conduct of a Participant or indictment of a Participant for a felony crime involving moral turpitude, in which event no vesting under Section 8.4, 8.6, 10.1, or 10.2 shall occur, then such Participant shall be entitled, as set forth below, to a percentage of his Plan Benefit as follows:

Age Attained at Date of Event Set
Forth in Section 8.4(a), (b) or (c)	% Vested

Age 54 or younger	0%

Age 55 to age 65	A percent as determined
in 5.1(b) hereof

Age 65 to age 70	100%

Age 70 to age 75	A percent as determined
in 5.1(c) hereto

Age 75 and thereafter	0%

The amount payable under this Section 8.4 shall be determined as of the date of the event set forth in Section 8.4(a), (b) or (c) hereof and such amount as so determined at that time shall not be altered or changed thereafter, except that the provisions of Section 5.5 hereof shall remain fully applicable during the Participant's employment by RadioShack, during the payment of benefits under this Section 8.4 and for one (1) year after the later of termination of employment or cessation of payment of benefits.  The amount payable under this Section 8.4 shall be paid as set forth in Section 5.3 hereunder to commence on the first business day of the seventh month following the date of the Participant’s Separation from Service.

Section 8.5                                Notwithstanding anything to the contrary in the Plan,

(a)           In the event of a Change in Control, every Participant who is currently an active Employee immediately shall be vested in his Plan Benefit determined without regard to Section 5.1(b) but subject to Section 5.1(c). Such Plan Benefit shall be payable in a lump sum on the first day of the month next following the date of the Participant’s Separation from Service or, if later, and to the extent Participant is a “specified employee,” within the meaning of Code Section 409A, on the date of his or her Separation from Service, on the first business day of the seventh month following the date of Separation from Service (or, if earlier, the date of the Participant’s death) to the extent such delayed payment is required in order to avoid a prohibited distribution under Code section 409A(a)(2) (with the date of the Separation from Service referred to herein as the “Valuation Date”).  Such lump sum payment shall equal the present value of the Participant's Plan Benefit (as adjusted pursuant to Section 5.1(c), as applicable) discounted for interest at the Pension Benefit Guaranty Corporation's Immediate Annuity Rate used to value benefits for single-employer plans terminating on the date of the Separation from Service compounded semi-annually.

(b)(i)           In the event of a Change in Control, any Participant or Beneficiary who, on the date of the Change in Control, was receiving benefits under the Plan shall be entitled to receive a lump sum equal to the present value of the remaining Plan Benefit no later than 90 days following the date of the Change in Control, calculated in a manner consistent with Section 8.5(a).

(b)(ii)                      In the event of a Change in Control, any Participant who, on the date of the Change in Control, had Separated from Service with the right to receive benefits under the Plan but had not yet commenced receiving benefits, or any Beneficiary of such a Participant,  shall be entitled to receive a lump sum as of the earlier of (A) the first business day of the seventh month following the date of Separation from Service equal to the present value of the remaining Plan Benefit, or (B) the six month anniversary of the date of the Change in Control, calculated in a manner consistent with Section 8.5(a) hereof .”

For purposes of 8.5(b), the “Valuation Date” shall be the date of the Change in Control.

Section 8.6                                In the event that a Participant (other than a Participant described in Section 8.5(b)) is subject to an involuntary termination by RadioShack that constitutes a Separation from Service for any reason other than those reasons set forth in Section 8.4(c)(ii), and within a one year period beginning on the date of such termination there occurs a Change in Control (that satisfies the last paragraph of Section 2.4 hereof), then such Participant, or his Beneficiary if such Participant dies after termination of employment, shall be entitled to receive a lump sum equal to the present value of the Participant's Plan Benefit no later than 90 days following the date of the Change in Control, provided that if the Change in Control does not satisfy the last paragraph of Section 8.7 hereof, the payment shall be made on the first anniversary of the Participant’s Separation from Service if payment at such time would not result in a violation of Code section 409A.  The lump sum amount payable under this Section 8.6 shall be determined in a manner consistent with Section 8.5(a).  For purposes of this Section 8.6, the “Valuation Date” shall be the date of the Change in Control.

Section 8.7                                Notwithstanding any provision to the contrary in the Plan, upon a Change in Control, the provisions of Sections 5.5 and 5.6 shall lapse and become null and void.

ARTICLE NINE

ADMINISTRATION OF THE PLAN

Section 9.1                                The Plan shall be administered by the Committee.

Section 9.2                                In addition to the express powers and authorities accorded the Committee under the Plan, it shall be responsible in its sole, absolute and exclusive discretion for:

(a)           construing and interpreting the Plan;

(b)           computing and certifying to RadioShack the amount of benefits to be provided in each Plan Agreement for the Participant or the Beneficiary of the Participant; and

(c)           determining the right of a Participant or a Beneficiary to payments under the Plan and otherwise authorizing disbursements of such payments by RadioShack.

In these and all other respects, the Committee’s decisions shall be conclusive and binding upon all concerned.  The Plan is intended to comply with the requirements of Code section 409A, to the extent applicable, and shall be administered and interpreted by the Committee accordingly.

Section 9.3                                RadioShack agrees to hold harmless and indemnify the members of the Committee against any and all expenses, claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including without limitation the cost of defense and attorney’s fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from any such Committee member’s fraud or willful misconduct.

ARTICLE TEN

TERMINATION OR AMENDMENT OF THE PLAN

OR PLAN AGREEMENTS

Section 10.1                                RadioShack reserves the right to terminate or amend this Plan or any Plan Agreement, in whole or in part, at any time, from time to time, by resolution of the Committee, provided, however, that, subject to Section 10.3, no amendment to the Plan or to any Plan Agreement shall alter the vested rights of a Participant or Beneficiary applicable on the effective date of such termination or amendment, and such vested rights shall remain unchanged.  Rights are deemed to have vested if benefits are actually being paid or if the only condition precedent to the payment of benefits is the termination of employment (unless terminated for reasons set forth in Section 8.4(c)(ii), in which event benefits are forfeited) with RadioShack or the giving notice of Retirement or the occurrence of an event described in Section 8.5(a) or (b).

Section 10.2                                Notwithstanding anything to the contrary in the Plan, but subject to Section 10.3,

(a)           Sections 8.5, 8.6, 8.7 and this Section 10.2 shall not be amended or terminated at any time.

(b)           For a period of one (1) year following a Change in Control, the Plan or Plan Agreement shall not be terminated or amended in any way, nor shall the manner in which the Plan is administered be changed in a way that adversely affects the Participants’ right to existing or future RadioShack-provided benefits or contributions provided hereunder, including, but not limited to, any change in, or to, the eligibility requirements, benefit formulae and manner and optional forms of payments.

(c)           Any amendment or termination of the Plan prior to a Change in Control that (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control, shall be null and void and shall have no effect whatsoever.

(d)           In the event the Plan or any Plan Agreement is terminated or adversely amended to the detriment of any Participant and within a one-year period from the effective date of any such amendment or termination a Change in Control occurs, then any Participant so affected whose employment with RadioShack Corporation is subject to a termination that constitutes a Separation from Service, whether voluntarily or involuntarily, within a three-year period from the date of the Change in Control shall be entitled to receive those benefits set forth in Section 8.5 hereof to the same extent and in the same amounts as though such amendment or termination of the Plan or Plan Agreement had not occurred.  This Section 10.2(d) shall not apply to any Participant who, as of the date of the Change in Control, has previously retired or has otherwise voluntarily terminated his employment with RadioShack Corporation.

The restrictions on amendments set forth in this provision shall not apply to the amendment to the Plan adopted on November 6, 2008 and effective on December 31, 2008.

Section 10.3                                Notwithstanding anything in Section 6.1, 10.1 or 10.2 to the contrary, the Committee may amend the Plan or any Plan Agreement at any time, without the consent of any Participant or Beneficiary, to the extent the Committee deems such amendment to be necessary to comply with the requirements of any applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.1                                The Plan and Plan Agreement and each of their provisions shall be construed and their validity determined under the laws of the State of Texas.

Section 11.2                                The masculine gender, where appearing in the Plan or Plan Agreement, shall be deemed to include the feminine gender.  The words “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and Plan Agreement, not to any particular provision, section or subsection, and words used in the singular or plural may be construed as though in the plural or singular where they would so apply.

Section 11.3                                Any action brought by a Participant under the Plan or Plan Agreement shall only be brought in the appropriate state or federal court for Tarrant County, Texas.

Section 11.4                                Any person born on February 29 shall be deemed to have been born on the immediately preceding February 28 for all purposes of this Plan.

Section 11.5                                This Plan shall be binding upon and inure to the benefit of any successor of RadioShack and any such successor shall be deemed substituted for RadioShack under the terms of this Plan.  As used in this Plan, the term “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of RadioShack.

Section 11.6                                A Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise.

Section 11.7                                In the event that a Participant institutes any legal action to enforce his rights under, or to recover damages for breach of any of the terms of this Plan or any Plan Agreement, the Participant, if he is the prevailing party, shall be entitled to recover from RadioShack all actual expenses incurred in the prosecution of said suit including but not limited to attorneys' fees, court costs, and all other actual expenses.  All reimbursements of eligible expenses under this provision shall be made no later than the last day of the Participant’s tax year following the taxable year in which the expenses were incurred.  The amount of expenses eligible for reimbursement under this provision in any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and a Participant’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  In all events, reimbursement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv). Notwithstanding the foregoing, a Participant shall only be entitled to reimbursement of the expenses described above if he is the prevailing party in such action.  If RadioShack provides any reimbursements in accordance with this provision, and the Participant ultimately is not the prevailing party, the Participant shall be required to refund to RadioShack all amounts previously paid.

Section 11.8                                Notwithstanding all other provisions in the Plan, in the event a Participant is entitled to benefits under two (2) separate sections of the Plan, the maximum a Participant may receive under this Plan is his Plan Benefit, payable in accordance with Section 5.3 hereof (or Article Eight, if applicable).

Section 11.9 Notwithstanding any other provision of the Plan to the contrary, until the Plan is amended and restated to reflect the requirements of Internal Revenue Code section 409A, the Plan shall be administered in accordance with all applicable requirements of Internal Revenue Code section 409A and the regulations or guidance issued with regard thereto, and any distribution, acceleration or election feature that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.

Section 11.10  It is intended that the Plan and the Committee’s exercise of authority or discretion hereunder shall comply with the provisions of Code section 409A and the Treasury Regulations relating thereto so as not to subject a Participant to the payment of interest and tax penalty which may be imposed under Code section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Code section 409A after the effective date of the first amendment and restatement of this Plan would result in a Participant being subject to payment of interest and tax penalty under Code section 409A, the Committee may amend the Plan, without the Participant’s consent, including with respect to the timing of payment of benefits, in order to avoid the application of or to comply with the requirements of Code section 409A; provided, however, that RadioShack makes no representation that compensation or benefits payable under this Plan shall be exempt from or comply with Code section 409A and makes no representation to preclude Code section 409A from applying to the compensation or benefits payable under the Plan.